EXHIBIT 10(C)


                                 AMENDMENT NO. 5

                                     TO THE

                          NORTHWEST NATURAL GAS COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                                1990 RESTATEMENT

     This Amendment No. 5 to the Northwest Natural Gas Company Executive Deferred Compensation Plan, 1990 Restatement (the "Plan"), is effective as of January 1, 2001 and has been executed as of this 28th day of September, 2000.

     The Plan is hereby amended as follows:

     FIRST: Section 2.17 is amended to read as follows:

          2.17 Interest. "Interest" means the quarterly equivalent of an annual
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     yield that is two percentage points (2%) higher than the annual yield on
     Moody's Average Corporate Bond Yield for the preceding quarter, as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board. At no time shall the Interest Rate be less than six percent (6%) annually.

     SECOND: Section 3.2(a) is amended to read as follows:

          (a) Election by Executive. The Executive may, prior to the beginning
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     of any calendar year, elect to defer receipt of a certain whole percentage, up to fifty percent (50%), of the Base Annual Salary and a certain whole percentage, up to one hundred percent (100%), of any Bonus payable to the Executive as an employee of the Corporation for the next calendar year and for succeeding calendar years under the Plan; provided, however, that any such election to defer shall apply only with respect to Base Annual Salary or any Bonus payable to the Executive by the Corporation prior to the Executive's termination of employment for any reason. Total deferrals by an Executive in a year must be fifteen hundred dollars ($1,500) or more. If total deferrals do not equal fifteen hundred dollars ($1,500), the difference between the deferral elected and fifteen hundred dollars
     ($1,500) will be withheld from Executive's salary.

     THIRD: Section 4.2 is amended to read as follows:

          4.2  Matching Contribution. The Corporation shall credit a Matching
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     Contribution to the Executive's Account with respect to Deferral
     Commitments. The amount of the Matching Contribution shall be twenty-five percent (25%) of the first eight percent (8%) of the Executive's Elective Deferred Compensation during the calendar year, but the total Matching Contribution shall not exceed three percent (3%) of the Executive's Compensation during such calendar year. The Matching Contribution shall be reduced by the amount, if any, the Corporation has contributed as a matching contribution for the Executive to the Corporation's Retirement K Savings Plan. Matching Contributions shall be credited to the Executive's Account on the last day of the calendar quarter in which the Matching Contribution was earned. If the Executive is not eligible to participate in the Retirement K Savings Plan, no Matching Contributions shall be made to this Plan until such time of eligibility.

     FOURTH: Section 5.3 is amended to read as follows:

          5.3  Form of Benefit Payment.
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(a)  At the time the Executive elects to defer Compensation, the Executive may also elect to receive Plan Benefits under the Plan either:

     (i) In equal annual installments (the number of such installments not to exceed fifteen (15)), as designated by the Executive;

     (ii) In a single sum payment; or

     (iii)In a combination of partial lump sum payment, and remainder in installments.

(b) An Executive may elect to modify such election by filing a change of payment designation which shall supersede the prior form of payment designation in the Participation Agreement for any one (1) or more Deferral Periods. If the Executive's most recent change of payment designation has not been filed one (1) full calendar year prior to the year of retirement, the prior election shall be used to determine the form of payment. For example, an Executive retiring in 2003 must file a written request with the Committee by December 31, 2001 to change his form of payment designation.

(c) If the Executive terminates the election to defer, any Compensation already deferred shall not be payable to the Executive until the date elected by the Executive in the applicable Participation Agreement between the Corporation and the Executive, or, if earlier, on the first business day of January following an event of termination of employment, and then only in accordance with the terms and conditions contained herein and in the applicable Participation Agreement.

     FIFTH: Section 5.9 is amended to read as follows:

5.9  Accelerated Distribution
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     Notwithstanding any other provision of the Plan, an Executive shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the vested Account balance as of the Determination Date immediately preceding the date on which the Committee receives the written request. The remaining balance shall be forfeited by the Executive. An Executive who receives a distribution under this section shall be suspended from participation in the Plan for twelve
     (12) months. The amount payable under this section shall be paid in a lump sum within sixty-five (65) days following the receipt of the notice by the Committee from the Executive.

     SIXTH: Except as provided herein, all other plan provisions shall remain in full force and effect.

IN WITNESS WHEREOF, Northwest Natural Gas Company has caused this Amendment No. 5 to be executed as of the date first written above.

                                        NORTHWEST NATURAL GAS COMPANY


                                   By:  /s/ Richard G. Reiten
                                      ------------------------------------------
                                             Richard G. Reiten
                                             President and CEO